RULE 424 (C)
                                                               REG. NO. 33-66756

                     INTERNATIONAL FLAVORS & FRAGRANCES INC.

                 SUPPLEMENT TO PROSPECTUS DATED AUGUST 19, 1993
                 AS AMENDED BY SUPPLEMENT DATED OCTOBER 5, 1995

     The 201,000 shares of the Company's Common Stock in column (B) are covered by this Prospectus, and are, or may be, offered by the officers of the Company listed below who, at the time of such offering will have acquired such shares upon the exercise of options granted since October 5, 1995 under the Company's Empoyee Stock Option Plans of 1988 and 1992. The shares of the Company's Common Stock shown in column (A) below include 435,379 shares of Common Stock which the officers of the Company have (or will have as of 60 days after such date) the right to acquire under stock options granted by the Company.


                                                                            COMMON STOCK WHICH
                                                                                MAY BE SOLD
                                                                   -----------------------------------
                                                                        (A)                 (B)
                                                                                        SHARES UNDER
                                                                                       OPTIONS GRANTED
                                                                                          WHICH MAY
                                                                   COMMON STOCK          BE OFFERED
                         POSITION WITH COMPANY                      OWNED AS OF        FOR THE SELLING
                            WITHIN THE PAST                        DECEMBER 31,         SHAREHOLDER'S
          NAME                THREE YEARS                              1996                ACCOUNT
          ----           ---------------------                     -------------       ---------------
 E. P. Grisanti           President; Chairman of the Board            273,033*             40,000
 B. D. Chadbourne         Senior Vice-President and Director
                           since January 1997; Vice-President
                           September-December 1996; President
                           and Chief Executive Officer,
                           Keebler Company, a baked goods
                           manufacturer, a subsidiary of
                           United Biscuits plc 1993-1996                    0              10,000
 H. C. van Baaren         Senior Vice-President and Director           68,564              35,000
 T. H. Hoppel             Vice-President and Chief Financial
                           Officer; Director                           56,972              20,000
 S. A. Block              Vice-President, Law and Secretary            20,000              15,000
 E. Campbell              Vice-President since 1996; employed by
                           the Company since April 1995;
                           Director, Human Resources, Avon
                           Products, Inc. from 1991 to 1995                 0               5,000
 R. G. Corbett            Vice-President since May 1997;
                            employed by the Company prior
                            thereto                                     6,916              10,000
 R. S. Fenn               Vice-President                               68,733               7,500
 C. A. Lobbosco           Vice-President                               20,333               7,500
 L. G. Lynch, Jr.         Vice-President                               39,276               8,000
 S. R. Maconochie         Vice-President                               14,000              15,000
 R. Merz                  Vice-President                               49,000              10,000
 T. Schaffner             Vice-President since May 1997;
                            employed by the Company prior
                            thereto                                        16               5,000
 M. D. Sweeney            Vice-President                               16,500               5,000
 D. J. Wetmore            Controller                                   12,500               6,000
 J. P. Huether            Treasurer since May 1996;                     2,381               2,000
                            employed by the Company prior
                            thereto

-------------

* See page 4 of the Company's Proxy Statement for 1997 Annual Meeting of Stockholders which is incorporated by reference herein for other shares of the Company's Common Stock beneficially owned by Mr. Grisanti. Mr. Grisanti's percentage of beneficial ownership stated in the proxy statement will remain unchanged after the sale of the shares in column (B) above.

                    THIS SUPPLEMENT IS DATED AUGUST 26, 1997